EXHIBIT 12.1
THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

(Dollars in millions)	Nine Months Ended September 30,	Year Ended December 31,
EARNINGS	2013	2012	2011	2010	2009	2008
Pre-tax income (loss) before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees	$538	$406	$599	$(3)	$(365)	$176
Add:
Amortization of previously capitalized interest	7	8	9	9	8	8
Distributed income of equity investees	21	11	8	4	3	3
Total additions	28	19	17	13	11	11
Deduct:
Capitalized interest	30	22	31	26	14	23
Minority interest in pre-tax income of consolidated subsidiaries with no fixed charges	20	20	9	6	4	11
Total deductions	50	42	40	32	18	34
TOTAL EARNINGS (LOSS)	$516	$383	$576	$(22)	$(372)	$153

FIXED CHARGES
Interest expense	$287	$357	$330	$316	$311	$320
Capitalized interest	30	22	31	26	14	23
Amortization of debt discount, premium or expense	11	13	14	14	16	17
Interest portion of rental expense (1)	91	121	118	111	105	105
Proportionate share of fixed charges of investees accounted for by the equity method	1	1	1	1	1	1

TOTAL FIXED CHARGES	$420	$514	$494	$468	$447	$466

TOTAL EARNINGS BEFORE FIXED CHARGES	$936	$897	$1,070	$446	$75	$619

Preferred Dividends	$22	$29	22	$ *	$ *	$ *

Ratio of pre-tax income to net income	1.32	1.86	1.48	*	*	*

Preferred Dividend Factor	$29	$54	$33	$ *	$ *	$ *
Total Fixed Charges	420	514	494	468	447	466
TOTAL FIXED CHARGES AND PREFERRED DIVIDENDS	$449	$568	$527	$468	$447	$466

RATIO OF EARNINGS TO FIXED CHARGES	2.22	1.75	2.17	**	***	1.33
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS	2.08	1.58	2.03	**	***	1.33
*    No preferred stock was outstanding for these periods.
**    Earnings for the year ended December 31, 2010 were inadequate to cover fixed charges. The coverage deficiency was $22 million.
***    Earnings for the year ended December 31, 2009 were inadequate to cover fixed charges. The coverage deficiency was $372 million.
(1) Interest portion of rental expense is estimated to equal 1/3 of such expense, which is considered a reasonable approximation of the interest factor.